Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement No. 333-214566 on Form S-4 of our reports dated January 22, 2016 relating to the consolidated financial statements and financial statement schedule of Lennar Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lennar Corporation for the year ended November 30, 2015, and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida

December 29, 2016